Exhibit 99.3

THIRD QUARTER OF FISCAL 2022

INVESTOR QUESTIONS & ANSWERS

June 8, 2022

Forward-Looking Statements

Reference is made to the forward-looking statements disclosure provided at the end of this document.

Executive Overview

•	Net sales for the third quarter were $4.66 billion, an increase of 34.6% as compared to the third quarter of fiscal 2021.
•	Consolidated gross profit margin for the third quarter was 17.3%, a 270 basis point improvement over the comparable prior-year period.
•	Earnings per share for the third quarter were $6.32 per diluted share, an increase of 92.1% as compared to $3.29 per diluted share in the same period of the prior fiscal year.
•	Consolidated RV backlog as of April 30, 2022 was $13.88 billion.
•	During the third quarter, the Company repurchased approximately $40.0 million of common stock under its $250.0 million share repurchase program.
•	During the third quarter, the Company made principal payments of approximately $124.6 million on its Term Loan. Subsequent to the end of the third fiscal quarter, the Company made additional principal payments of approximately $140.5 million on the Term Loan.
•	For our complete set of investor relations materials, please visit: http://ir.thorindustries.com

Quick Reference to Contents

Current Market Conditions and Outlook Assumptions	2

Q&A
Market Update	3
Operations Update	7
Financial Operating Results	8

Segment Data
Summary of Key Quarterly Segment Data – North American Towable RVs	11
Summary of Key Quarterly Segment Data – North American Motorized RVs	12
Summary of Key Quarterly Segment Data – European RVs	13

Forward-Looking Statements	14

Current Market Conditions and Outlook Assumptions

•	Market demand conditions in North America.

The RV industry’s calendar 2022 retail selling season has been impacted by the current macroeconomic conditions faced by consumers, and while North American industry retail towable demand is anticipated to be lower than the historically high levels of recent quarters, we anticipate that consumer demand will remain strong for the foreseeable future as interest in the RV lifestyle continues to grow. Motorized retail demand continues to outpace the industry’s ability to produce, mainly due to the current limitations on chassis supply. We believe the dealer restocking cycle for towables is near completion while the restocking cycle for motorized products will likely extend into calendar year 2023.

The Recreational Vehicle Industry Association (“RVIA”) recently issued its updated forecast for calendar year 2022 wholesale unit shipments. The RVIA forecast now projects that total North American wholesale shipments in calendar year 2022 will range between 537,800 and 561,900 units with a most likely year-end total of approximately 549,900 units. This forecast is down from the record unit shipments in calendar year 2021 of 600,240 but very strong from a historical shipment perspective. We agree with the revised lower end of the RVIA’s forecast as we work to manage wholesale production to align with retail demand.

•	Market demand conditions in Europe.

Demand in the European RV retail market also remains strong despite the persistent chassis supply constraints that currently limit our ability to align production with market demand for motorized product. According to the European Caravan Foundation (“ECF”), total retail registrations in Europe for the first calendar quarter of 2022 decreased 2.5% compared to same time period in 2021 as Motorcaravan retail registrations in Europe for the first calendar quarter of 2022 decreased by 6.8%. Caravan retail registrations in Europe for the first calendar quarter of 2022 increased 8.8% compared to calendar year 2021. Independent RV dealer inventory levels of our European RV products are generally below pre-pandemic levels in the various countries in which we serve. Within Germany, which accounts for approximately 60% of our European product sales, independent dealer inventories are significantly below historical stocking levels.

•	Order backlogs.

Consolidated backlog was $13.88 billion as of April 30, 2022, a decrease of 3.1% from April 30, 2021. North American RV backlog was $11.00 billion as of April 30, 2022, an increase of 0.2% compared to $10.98 billion as of April 30, 2021. European RV backlog was $2.88 billion as of April 30, 2022, a decrease of 13.9% compared to $3.34 billion as of April 30, 2021.

•	Supply chain in North America and Europe.

We are seeing positive signs in the moderation of supply chain issues, particularly for North America towable products. We now have improved access to “parts and pieces” needed for production (especially North America towable production) and as a result have been able to produce towable units and restock dealer inventories to historically normal levels. We expect that the easing of the supply chain challenges should help drive down our cost of goods sold as we look ahead.

On the motorized side (approximately 10% of our volumes in North America and 80% of our volumes in Europe), chassis supply continues to be a constraint due to the ongoing chip shortage. As a result, we continue to experience reduced and inconsistent chassis deliveries.

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•	Macroeconomic factors.

The extent to which macroeconomic factors and other uncertainties may impact our business in future periods remains to be seen. The Russian invasion of Ukraine has created not only great devastation to the country of Ukraine but has also created worldwide financial instability that could impact economies across the globe. While direct impacts to our business are limited, the indirect impacts to our retail customers of inflationary price increases could affect demand for our products. We remain in a relatively low interest rate environment, even after recent increases in short-term interest rates by the Federal Reserve. In the event of continued gradual increases in interest rates, we expect minimal adverse impact on demand for RVs, as dealers can usually customize a loan to fit the buyer’s targeted monthly payment even if rates rise modestly. While interest rates may gradually increase, we do not expect a significant change in the lending environment in calendar year 2022.

•	Positive long-term RV industry outlook in both North America and Europe.

Our confident long-term outlook is supported by favorable demographics, strong RV retail sales, adequate current availability of RV dealer and consumer credit, which remains at historically low interest rates in both North America and Europe, and favorable perception of RVing as promoting a safe and healthy lifestyle. In addition, many independent dealers, particularly the larger dealers in North America, continue to invest heavily in their businesses through acquisitions, new or expanded locations, added service facilities and other amenities to serve RV consumers, while local, state and federal governments are actively investing in improving and expanding outdoor recreation spaces. We believe these actions will enhance the experience of current RVers and encourage new buyers to enter the lifestyle.

Q&A

MARKET UPDATE

1.	How strong is current North American retail demand? What is your expectation for retail unit sales in calendar 2022 coming off of a record year in calendar 2021?

a.	The start of the 2022 calendar year saw continued strong retail demand in the RV industry in the North American market as both first-time and repeat buyers pursued the RV lifestyle. According to the most recent Statistical Surveys, Inc. registration data, first quarter of calendar 2022 North American retail registrations represent the second best start to a calendar year on record, second only to calendar 2021.

Nevertheless, the industry has seen a relative lowering of retail demand from record calendar 2021 levels as the consumer adapts to inflationary pressures, rising interest rates and geopolitical concerns – all of which impact consumer confidence. Looking ahead, these uncertainties may further impact retail demand for RVs.

Near term, based on current retail trends, dealer feedback and macroeconomic conditions, we expect calendar year 2022 North American retail sales of between 460,000 and 480,000, which would represent one of the best years of North American RV retail sales on record and is in line with retail unit sales in pre-pandemic calendar years 2017-2019.

Notwithstanding the current macroeconomic events, there are a number of favorable trends that support the continued near- and long-term growth of the RV industry, including a continued growing interest in camping and experiencing the outdoors, the rise of alternative RVing and camping resources, investments in campgrounds, continued remote work where employees can “work from anywhere”, increased U.S. federal funding of national park improvements and favorable demographics including younger buyers.

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In its 2022 North American Camping report, the Kampgrounds of America (“KOA”) projects 61.3 million households will camp in 2022, a 7.6% increase over a record number of camping households in 2021. Furthermore, the report indicated 56% of campers are interested in some type of RVing experience in 2022. In fact, there have been 6.2 million new RVing households during the past two years. As the outdoor industry has observed a historical correlation between campers and eventual RV owners, these data points reaffirm our belief that strong demand for THOR products is sustainable over the coming years.

2.	During the quarter, North American independent dealer inventory levels of THOR products increased to 135,500 units at April 30, 2022. Can you comment on current dealer inventory levels? Are you concerned with increasing dealer inventory levels?

a.	As part of normal seasonality, dealer inventory levels typically reach their peak in the spring time ahead of the prime retail selling season. Current North American RV independent dealer inventory levels remain healthy and are well below April 2018 levels. So, there is little concern that dealer inventory levels are growing beyond expected consumer demand. In addition, coming off of historically low inventory levels in the fall of calendar 2021, the RV product in the channel remains fresh with little aging.

Within the fiscal third quarter, we successfully rebuilt our North America independent dealer inventory to normalized levels for towable products and we feel comfortable with current dealer inventories across our towable brands. To return to a normal ordering cycle where dealers order to replenish sold stock, we pulled back on towable production as we exited the fiscal third quarter and we will continue to proactively match production to our dealer needs moving forward. Looking to the remainder of calendar 2022, we expect our towable inventory levels to ultimately align to the normalized, pre-pandemic levels as we exit the calendar year.

Within our North American Motorized and European segments, independent dealer inventory continues to be well below optimal levels. We expect the replenishment timeline for motorized products to extend into calendar 2023 as a result of the ongoing supply constraints, specifically chassis, that continue to impact our production ability.

3.	Can you comment on reports that North American RV manufacturers are “massively overproducing”?

a.	To the extent that such reports expressly stated or implied that THOR was overproducing, they are inaccurate. THOR companies have not overproduced and are dynamically managing the business in a disciplined manner to avoid overproduction. We cannot speak for our competitors, but THOR has moderated its production schedule and output to be sensitive to dealer inventory levels and not to oversupply the dealer channel.

On a consistent basis, THOR prudently and proactively manages its production rates, on a category by category basis as needed, based on market conditions and is doing so again today.

We are not building any “open orders” and are focused on producing units to fill specific dealer orders. Any THOR finished goods awaiting transport to dealers across North America were built under a dealer order.

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4.	Can you comment on the decrease of THOR’s RV backlog?

a.	Our consolidated RV backlog as of April 30, 2022 of $13.88 billion decreased 3.1% compared to the RV backlog as of the third fiscal quarter of 2021 and has declined 21.7% from the January 31, 2022 RV backlog value of $17.73 billion. This sequential decline in backlog reflects our continued progress in restocking inventory, namely for towable products, as well as our proactive reconfirmation of the backlog. We remain committed to managing our backlog as we continue to have regular dialogue with our dealers to make sure the backlog is aligned with both our dealers’ inventory needs and retail demand. Overall, backlog levels remain elevated compared to pre-pandemic levels as demand for RV products and enthusiasm for the RV lifestyle remains strong.

5.	How do used RV sales impact RV wholesale sales? How might increased availability of used units impact THOR’s new RV unit sales?

a.	A robust used RV market is healthy for the industry as it often attracts new buyers into the RV lifestyle. We do anticipate, and history has shown, that many used RV buyers will purchase a new unit at some point in the future. Used RV sales are a complement to the new RV market since the used-RV buyer generally follows the same historical 3- to 5-year trade-in, trade-up cycle, adding to potential new RV sales in the long-term. Consequently, a healthy used RV market expands our total addressable market. Thus, we support the focus by dealers to improve availability of used RVs.

6.	There is currently a lot of macroeconomic uncertainty facing the consumer today. What are the macroeconomic risks that you see impacting demand for RV products?

a.	As we have indicated, there has been a relative lowering of retail demand from record calendar 2021 levels as the consumer adapts to inflationary pressures, rising interest rates, higher gas prices and geopolitical concerns. Despite each of these risks, we still expect a growing number of consumers to pursue the RV lifestyle as surveys conducted by THOR, RVIA and others continue to show that Americans love the freedom of the outdoors and the enrichment that comes with living an active lifestyle. RVs allow people to be in control of their travel experiences, going where they want, when they want and with the people they want.

Inflation

While inflation has caused our input costs and, therefore, wholesale prices to move higher, there has been no discernible impact on new RV retail unit sales to date. Retail sales have remained strong as an increased pipeline of new buyers and trade-up activity continues to drive demand for RV products. The breadth of THOR’s product offering allows consumers to choose from models and floorplans across all price points.

Interest rates

Even after recent and anticipated increases in short-term rates by the Federal Reserve, we remain in a historically low interest rate environment,. In the event of additional rate increases, we expect minimal adverse impact on demand for RVs, as dealers can usually customize a loan to fit the buyer’s targeted monthly payment even if rates rise modestly. While rates may gradually increase, we do not expect a significant change in the lending environment in calendar year 2022, so we do not anticipate any material impact from rate increases in the foreseeable future.

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Fuel prices

Similar to interest rates, unless we see a sustained material increase in the price of gasoline, we would expect little adverse impact on the demand for RVs. This is confirmed by THOR’s 2022 U.S. Camper Perception Study, which explored consumer RV purchase and usage behavior in the environment of rising fuel prices. According to the study, rising fuel costs will have minimal impact on consumers’ likelihood to purchase an RV in the next five years and rising fuel costs have a nominal impact on intended RV usage in the coming year. As with all consumer discretionary purchases, a much broader perspective is necessary to assess the direction of any impact on demand. As a single data point, rising fuel prices have not historically suppressed demand, even when prices become materially elevated. RV owners may reduce the distance they travel, but historically they continue to utilize their RV and enjoy the personal and health benefits the RV lifestyle can provide.

Geopolitical uncertainty

Our European companies do not have any direct sales exposure to Russia or Ukraine. Moreover, the majority of our European unit shipments are delivered into Western Europe. Despite limited sales exposure, European consumers may be subject to additional inflationary pressures as a result of volatility in various commodity markets and rising labor cost in a scarcer labor market. However, we expect to see little adverse impact on demand of our products.

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OPERATIONS UPDATE

1.	You noted that you are in agreement with the revised lower end of the RVIA’s most recent forecast. What is the cadence of your North American towable production over the balance of calendar year 2022 with inventory levels now normalized? Motorized production?

a.	Within our North American Towables segment, THOR remains disciplined in aligning production to meet current demand without overproducing and overloading our independent dealer channel. To align with the recent relative lowering of retail demand from record calendar 2021 levels, we began adjusting production levels in our third quarter of fiscal 2022 and we continue to adjust production to pace with retail demand through the reduction of daily production rates and the shortening of production schedules. Looking ahead, we will continue to proactively realign and rebalance production as needed, with the ultimate goal of optimizing independent dealer inventory. We will remain disciplined through this period to the benefit of our dealers, our shareholders, our employees, the industry and THOR itself.

Within our North American Motorized segment, production levels in the near term will continue to be constrained by chassis availability, which will limit our ability to increase production volumes. We expect these ongoing challenges to persist and, in particular, anticipate continued shortages and delays in receipt of chassis continuing into calendar 2023.

2.	Can you comment on THOR’s approach to North American retail market share?

a.	THOR is focused on a balanced approach between growth of overall profitability and retail market share as we continue to make progress on our strategic plan. In the current operating environment, we have elected not to simply chase share and have remained true to a more prudent approach that has enabled us to drive improvements in quality and, more broadly, margins. As a consequence of the improvement in quality, we’ve realized a decrease in our warranty expense and have achieved sustainable growth in our margins.

In the towables segment, this strategy resulted in a slight towable RV market share drop in calendar year 2021, but we have recently seen our overall towable market share stabilize. According to March 2022 Statistical Surveys, Inc. registration data, we experienced a 0.2% gain in overall towable market share in the first quarter of calendar 2022 over calendar year 2021.

In the motorized segment, based on March 2022 SSI data, we have become the market share leader within the Class B motorhome category, the hottest segment currently in the RV industry. Furthermore, as of March 2022, for the first time in the Company’s history, THOR has industry leading market share positions across all North American product categories in which we participate.

Looking ahead, our choice to remain focused on sustainable growth of our margins and unit volumes will continue to be the right one. Our outstanding operating results support this choice rather definitively. As supply chain constraints resolve, we will be in a position to prudently expand our capacity, grow our market share and protect our profit margins.

3.	On April 1, 2022 you announced the execution of a non-binding letter of intent to divest 51% of TH2Connect, LLC, which operates your Roadpass digital platform, to Graham Allen Partners. What is the status of this deal?

a.	A definitive agreement has not been executed. We remain in negotiations with Graham Allen Partners to reach a definitive agreement on the announced deal. We have also been approached by multiple third parties with interest in TH2Connect, LLC and, concurrently with our discussions with Graham Allen Partners, we are evaluating alternative strategies.

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FINANCIAL OPERATING RESULTS

1.	What was THOR's adjusted EBITDA for the third quarter and year-to-date for both fiscal 2022 and 2021?

a.	Although we do not generally disclose non-GAAP numbers, we recognize that many of the users of our financial statements find a measure of EBITDA adjusted for non-cash or non-routine items to be useful. Below are some items that might be helpful in considering this question:

	Three Months Ended April 30, 2022	Nine Months Ended April 30, 2022
Income Before Income Taxes (1)	$462.4 million	$1,121.5 million
Depreciation & Amortization Expense (2)	71.6 million	212.5 million
Net Interest Expense (1)	22.3 million	67.5 million
Stock-Based Compensation Expense (3)	9.8 million	22.7 million
Change in LIFO Reserve (4)	21.0 million	33.9 million
Inventory Step-Up – Negative Impact on Gross Profit (5)	—	6.8 million
Net (Income) Expense Related to Certain Contingent Liabilities (6)	(2.9) million	32.1 million
Non-Cash Foreign Currency Gain (7)	(6.8) million	(15.9) million

	Three Months Ended April 30, 2021	Nine Months Ended April 30, 2021
Income Before Income Taxes (1)	$232.7 million	$543.0 million
Depreciation & Amortization Expense (2)	58.7 million	169.6 million
Net Interest Expense (1)	26.7 million	74.6 million
Inventory Step-Up – Negative Impact on Gross Profit (5)	—	4.3 million
Stock-Based Compensation Expense (3)	8.4 million	21.4 million
Change in LIFO Reserve (4)	5.3 million	8.5 million

(1) From the Income Statement	(2) From the Business Segments footnote
(3) From the Statement of Cash Flows	(4) From the Inventories footnote
(5) From the Acquisitions footnote	(6) From the Contingent Liabilities footnote
(7) From the Consolidated MD&A

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2.	THOR achieved strong consolidated gross profit margin of 17.3% in the third fiscal quarter of fiscal 2022, which was 270 basis points higher on a year-over-year basis. What drove the strong Q3 margin performance? Is this gross margin sustainable for the fourth quarter of fiscal 2022 and beyond?

a.	THOR’s consolidated gross profit margin improved 270 basis points to 17.3% in the third quarter of fiscal 2022, compared to gross profit margin of 14.6% in the third quarter of fiscal 2021. This year-over-year improvement was primarily driven by increased net sales, operational and quality improvements, a reduction in sales discounts and certain selling price increases to offset known and anticipated material cost increases since the prior-year period.

Looking ahead to future quarters, we will be normalizing production to pace retail demand through the reduction of daily production rates and the shortening of production schedules in our North American Towables segment. In addition, across each of our segments, we expect to see a continuation of some cost pressures as a result of higher commodity prices and transportation costs, labor shortages and other ongoing supply chain constraints. In the face of these expected challenges and reduced volumes, we remain focused on operational excellence and driving improvements designed to maintain or improve margins. While it is likely that discounting and promotions will return as product availability normalizes, we continue to believe our long-term consolidated margin performance target of 16%+ sustainable gross margins is very achievable.

3.	Can you comment on the third quarter results of THOR’s European segment?

a.	While demand remains strong, our performance in Europe continues to be significantly impacted by the continued chassis constraints limiting motorized product shipments. On a constant-currency basis, sales decreased 12.2%. However, including the impact of the change in foreign exchange rates, which was significant for the quarter, net sales decreased 19.0% in the third quarter of fiscal 2022 compared to the prior-year period. As motorized sales typically account for 80% of our European segment net sales, the decrease in sales on a constant-currency basis was impacted by the lack of chassis availability that continues to constrain our European production volumes. As we look to the fourth quarter of fiscal 2022, we do not anticipate that the chassis challenges will subside and, consequently, we believe that our performance will continue to be impaired by that challenge.

First quarter calendar year 2022 retail sales levels, while below first quarter calendar year 2021 levels, have exceeded the first quarters of both calendar 2020 and calendar 2019. As we look forward, demand for our European products is expected to remain strong as evidenced by our European segment backlog value of approximately $2.9 billion as of April 30, 2022. Currently, European independent dealer inventory levels remain at historically low levels, and we expect the restocking timeline to extend into calendar 2023.

Absent a material impact from the invasion in Ukraine and resultant war, we continue to hold strong optimism for our future performance in Europe given the continued strong market and our demonstrated ability to manage through the supply chain challenges. Importantly, both our European and North American operations have benefited from THOR’s global footprint as we navigate supply chain pressures on both continents.

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4.	What are your key cash flow items for fiscal 2022 compared to fiscal 2021 and what are your liquidity and current and long-term debt positions?

	Three Months Ended April 30,		Nine Months Ended April 30,
	2022	2021	2022	2021

Net cash provided by operating activities	$339.5 million	$263.6 million	$637.5 million	$175.1 million

Purchase of property, plant & equipment	$52.9 million	$33.1 million	$170.7 million	$81.2 million

	As of April 30, 2022	As of July 31, 2021

Cash and cash equivalents	$329.3 million	$445.9 million
Available credit under ABL	870.0 million	720.5 million
Total available liquidity	$1,199.3 million	$1,166.4 million

Current portion of long-term debt	$11.0 million	$12.4 million
Total long-term debt, less current portion	$1,983.6 million	$1,594.8 million

5.	During the third quarter of fiscal 2022, you reduced your debt obligations and repurchased shares. Can you comment on your capital allocation priorities going forward in this environment?

a.	Despite the constantly changing business environment, our capital allocation strategy remains consistent. We will continue to focus on reinvesting in our businesses, paying and increasing our dividend as we have annually for 12 consecutive years, reducing our debt obligations while making selective strategic investments in innovation that we expect to enhance long-term shareholder value, and repurchasing THOR stock on an opportunistic basis.

Continued debt repayments. During the third quarter of fiscal 2022, in addition to organic reinvestment into our operations, we continued to reduce our debt obligations. Specifically, we made principal payments of approximately $124.6 million on our Term Loan during the quarter. Subsequent to the end of the third fiscal quarter, we made additional principal payments of approximately $140.5 million on the Term Loan which results in a remaining principal balance on the Term Loan of $1.22 billion as of June 3, 2022.

Share repurchases. We continue to believe our shares are trading at a material discount to intrinsic value. During the three months ended April 30, 2022, THOR purchased 499,106 shares of its common stock at various times in the open market at a weighted-average price of $80.12 for an aggregate purchase price of approximately $40.0 million.

Since announcing its $250.0 million share buyback authorization on December 21, 2021, THOR has purchased 1,090,067 shares of its common stock at a weighted average price of $90.20 for a total aggregate purchase price of approximately $98.3 million. As of April 30, 2022, the remaining amount of the Company's common stock that may be repurchased under its buyback authorization is $151.7 million.

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Summary of Key Quarterly Segment Data – North American Towable RVs

Dollars are in thousands

NET SALES:	Three Months Ended April 30, 2022	Three Months Ended April 30, 2021	% Change
North American Towables
Travel Trailers and Other	$1,655,846	$1,060,058	56.2%
Fifth Wheels	984,291	666,044	47.8%
Total North American Towables	$2,640,137	$1,726,102	53.0%

# OF UNITS:	Three Months Ended April 30, 2022	Three Months Ended April 30, 2021	% Change
North American Towables
Travel Trailers and Other	55,660	47,143	18.1%
Fifth Wheels	13,890	13,004	6.8%
Total North American Towables	69,550	60,147	15.6%

ORDER BACKLOG	As of April 30, 2022	As of April 30, 2021	% Change
North American Towables	$6,899,675	$7,429,729	(7.1)%

TOWABLE RV MARKET SHARE SUMMARY (1)	CYTD March 31,
	2022	2021
U.S. Market	40.0%	39.4%
Canadian Market	37.4%	43.6%
Combined North American Market	39.9%	39.7%

(1) Source: Statistical Surveys, Inc. CYTD March 31, 2022 and 2021.

Note: Data reported by Stat Surveys is based on official state and provincial records. This information is subject to adjustment, is continuously updated, and is often impacted by delays in reporting by various states or provinces.

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Summary of Key Quarterly Segment Data – North American Motorized RVs

Dollars are in thousands

NET SALES:	Three Months Ended April 30, 2022	Three Months Ended April 30, 2021	% Change
North American Motorized
Class A	$474,674	$323,547	46.7%
Class C	335,444	342,425	(2.0)%
Class B	242,927	109,421	122.0%
Total North American Motorized	$1,053,045	$775,393	35.8%

# OF UNITS:	Three Months Ended April 30, 2022	Three Months Ended April 30, 2021	% Change
North American Motorized
Class A	2,463	2,059	19.6%
Class C	3,131	3,983	(21.4)%
Class B	2,279	1,120	103.5%
Total North American Motorized	7,873	7,162	9.9%

ORDER BACKLOG	As of April 30, 2022	As of April 30, 2021	% Change
North American Motorized	$4,100,040	$3,550,286	15.5%

MOTORIZED RV MARKET SHARE SUMMARY (1) (2)	CYTD March 31,
	2022	2021
U.S. Market	49.7%	48.4%
Canadian Market	62.7%	45.5%
Combined North American Market	50.2%	48.4%

(1) Source: Statistical Surveys, Inc. CYTD March 31, 2022 and 2021.

Note: Data reported by Stat Surveys is based on official state and provincial records. This information is subject to adjustment, is continuously updated and is often impacted by delays in reporting by various states or provinces.

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Summary of Key Quarterly Segment Data – European RVs

Dollars are in thousands

NET SALES:	Three Months Ended April 30, 2022	Three Months Ended April 30, 2021	% Change
European
Motorcaravan	$389,914	$489,702	(20.4)%
Campervan	150,157	236,988	(36.6)%
Caravan	114,772	84,074	36.5%
Other	69,159	83,476	(17.2)%
Total European	$724,002	$894,240	(19.0)%

# OF UNITS:	Three Months Ended April 30, 2022	Three Months Ended April 30, 2021	% Change
European
Motorcaravan	6,368	8,177	(22.1)%
Campervan	4,171	6,306	(33.9)%
Caravan	5,462	3,805	43.5%
Total European	16,001	18,288	(12.5)%

ORDER BACKLOG	As of April 30, 2022	As of April 30, 2021	% Change
European	$2,878,052	$3,344,033	(13.9)%

EUROPEAN RV MARKET SHARE SUMMARY (1)	CYTD March 31,
	2022	2021
Motorcaravan and Campervan (2)	21.5%	23.1%
Caravan	15.8%	16.2%

(1) Sources: Caravaning Industry Association e.V. (“CIVD”) and European Caravan Federation (“ECF”), Calendar year to date March 31, 2022 and 2021. Data from the ECF is subject to adjustment, continuously updated and is often impacted by delays in reporting by various countries (some countries, including the United Kingdom, do not report OEM-specific data and are thus excluded from the market share calculation).

(2) The CIVD and ECF report motorcaravans and campervans together.

Note: Industry wholesale shipment data for the European RV market is not available.

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Forward-Looking Statements

This release includes certain statements that are “forward-looking” statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are made based on management’s current expectations and beliefs regarding future and anticipated developments and their effects upon THOR, and inherently involve uncertainties and risks. These forward-looking statements are not a guarantee of future performance. We cannot assure you that actual results will not differ materially from our expectations. Factors which could cause materially different results include, among others: the impact of inflation on the cost of our products as well as on general consumer demand; the effect of raw material and commodity price fluctuations, and/or raw material, commodity or chassis supply constraints; the impact of war, military conflict, terrorism and/or cyber-attacks, including state-sponsored attacks; the impact of sudden or significant adverse changes in the cost and/or availability of energy or fuel, including those caused by geopolitical events, on our costs of operation, on raw material prices, on our independent dealers or on retail customers; the dependence on a small group of suppliers for certain components used in production, including chassis; interest rate fluctuations and their potential impact on the general economy and, specifically, on our profitability and on our independent dealers and consumers; the extent and impact from the continuation of the COVID-19 pandemic, along with the responses to contain the spread of the virus, or its variants, by various governmental entities or other actors, which may have negative effects on retail customer demand, our independent dealers, our supply chain, our labor force, our production or other aspects of our business; the ability to ramp production up or down quickly in response to rapid changes in demand while also managing costs and market share; the level and magnitude of warranty and recall claims incurred; the ability of our suppliers to financially support any defects in their products; legislative, regulatory and tax law and/or policy developments including their potential impact on our independent dealers, retail customers or on our suppliers; the costs of compliance with governmental regulation; the impact of an adverse outcome or conclusion related to current or future litigation or regulatory investigations; public perception of and the costs related to environmental, social and governance matters; legal and compliance issues including those that may arise in conjunction with recently completed transactions; lower consumer confidence and the level of discretionary consumer spending; the impact of exchange rate fluctuations; restrictive lending practices which could negatively impact our independent dealers and/or retail consumers; management changes; the success of new and existing products and services; the ability to maintain strong brands and develop innovative products that meet consumer demands; the ability to efficiently utilize existing production facilities; changes in consumer preferences; the risks associated with acquisitions, including: the pace and successful closing of an acquisition, the integration and financial impact thereof, the level of achievement of anticipated operating synergies from acquisitions, the potential for unknown or understated liabilities related to acquisitions, the potential loss of existing customers of acquisitions and our ability to retain key management personnel of acquired companies; a shortage of necessary personnel for production and increasing labor costs to attract production personnel in times of high demand; the loss or reduction of sales to key independent dealers; disruption of the delivery of units to independent dealers; increasing costs for freight and transportation; asset impairment charges; competition; the impact of potential losses under repurchase agreements; the potential impact of the strength of the U.S. dollar on international demand for products priced in U.S. dollars; general economic, market and political conditions in the various countries in which our products are produced and/or sold; the impact of changing emissions and other related climate change regulations in the various jurisdictions in which our products are produced, used and/or sold; changes to our investment and capital allocation strategies or other facets of our strategic plan; and changes in market liquidity conditions, credit ratings and other factors that may impact our access to future funding and the cost of debt.

These and other risks and uncertainties are discussed more fully in our Quarterly Report on Form 10-Q for the quarter ended April 30, 2022 and in Item 1A of our Annual Report on Form 10-K for the year ended July 31, 2021.

We disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements contained in this release or to reflect any change in our expectations after the date hereof or any change in events, conditions or circumstances on which any statement is based, except as required by law.

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